September 2008 Preliminary Terms No. 776 Registration Statement No. 333-131266 Dated August 26, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October 20, 2009
Underlying stock:	BP p.l.c. American Depositary Shares (“BP ADSs”), each ADS representing six ordinary shares.
Aggregate principal amount:	$
Coupon:	10% per annum, payable quarterly beginning January 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into BP ADSs at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of BP ADSs, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on April 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15 to 17% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	April 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	October 10, 2009
Stated principal amount:	The closing price of BP ADSs on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of BP ADSs.
Issue price:	The closing price of BP ADSs on the pricing date (see “Commissions and Issue Price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of BP ADSs.
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
CUSIP:	617483862
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc., subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	100%	1.625%	98.375%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 10 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for SPARQS dated July 24, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB0708001

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying BP ADSs in exchange for a limit on the opportunity for appreciation.  Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of the underlying BP ADSs per SPARQS or, at our option, the cash value of such shares.  SPARQS are not principal protected.

BP p.l.c. Overview

BP p.l.c. is an oil and petrochemicals company that explores for and produces oil and natural gas, refines, markets and supplies petroleum products, generates solar energy, and manufactures and markets chemicals.

BP ADSs are registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by BP p.l.c. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-06262 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding BP p.l.c. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on August 22, 2008:

Bloomberg Ticker Symbol:	BP
Current ADS Closing Price:	$57.14
52 Weeks Ago:	$65.27
52 Week High Price (on 11/6/2007):	$79.70
52 Week Low Price (on 8/22/2008):	$57.14
Current Dividend Yield:	5.88%

For additional information, please see “Information about the Underlying American Depositary Shares” in these preliminary terms.

September 2008	Page 2

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to BP ADSs:

▪	10% coupon, which is higher than the current dividend yield of BP ADSs.

▪	Investors maintain some upside exposure to the underlying BP ADSs, limited to the yield to call.

▪	The coupon may offset potential capital losses if BP ADSs decrease over the term of the SPARQS.

▪	SPARQS are not principal protected.

Best Case Scenario	BP ADSs appreciate and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in BP ADSs beyond the yield to call.
Worst Case Scenario
BP ADSs depreciate at maturity and the SPARQS redeem for BP ADSs (or, at our option, the cash value thereof) worth less than the stated principal amount of the SPARQS.  You will still receive a quarterly coupon of 10% per annum if this occurs.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	Your return on the SPARQS is limited by the issuer’s call right.

▪	The SPARQS are subject to currency exchange rate risk.

▪	Secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪
The maturity of the SPARQS will be accelerated if the closing price of BP ADSs times the exchange ratio on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive BP ADSs (or the cash value thereof) worth substantially less than the stated principal amount or even zero.

▪	BP p.l.c. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect BP ADSs.

▪	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

▪	Credit risk to Morgan Stanley.

September 2008	Page 3

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 10% interest per annum and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of American Depositary Shares of BP p.l.c. or the cash value of such shares, subject to the issuer’s right to call the SPARQS for cash at any time beginning April 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2008	September , 2008 (5 business days after the pricing date)	October 20, 2009, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	BP p.l.c. American Depositary Shares (“BP ADSs”), each ADS representing six ordinary shares.
Coupon:	10% per annum, payable quarterly beginning January 20, 2009
Issue price:	BP ADSs closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of BP ADSs. Please see “Syndicate Information” on page 10.
Stated principal amount:	BP ADSs closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of BP ADSs.
Denominations:
BP ADSs closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of BP ADSs and integral multiples thereof.

Interest payment dates:	January 20, 2009, April 20, 2009, July 20, 2009 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into BP ADSs at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of BP ADSs, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on April 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	15 to 17% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 11.
First call date:	April 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	October 10, 2009
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Market disruption event:
The following replaces “market disruption event” in the prospectus supplement for SPARQS in its entirety.
“Market disruption event” means, with respect to BP ADSs (or, if applicable, ordinary shares of BP p.l.c. (“BP”)):
(i)      a suspension, absence or material limitation of trading of BP ADSs or BP ordinary shares on the primary market for BP ADSs or BP ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for BP ADSs or BP ordinary

September 2008	Page 4

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

shares as a result of which the reported trading prices for BP ADSs or BP ordinary shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to BP ADSs or BP ordinary shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)      a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the SPARQS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on BP ADSs or BP ordinary shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to BP ADSs or BP ordinary shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to BP ADSs or BP ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price event acceleration:
The following replaces “Price Event Acceleration” in the prospectus supplement for SPARQS in its entirety.

Price Event Acceleration

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of the BP ADSs and the exchange ratio is less than the acceleration trigger price, the maturity date of the SPARQS will be deemed to be accelerated to the third business day immediately following such second trading day.  If on any day BP ADSs are not listed on a United States national securities exchange and have not been replaced by BP ordinary shares listed on a United States national securities exchange, the maturity date of the SPARQS will be deemed to be accelerated to the third business day following such date (such date or such second Trading Day referred to in the previous sentence, the “date of acceleration”).  Upon such acceleration, with respect to the stated principal amount of each SPARQS, we will deliver to The Depository Trust Company (“DTC”), as holder of the SPARQS, on the date of acceleration:

•       a number of BP ADSs at the then current exchange ratio or, at our option, the cash value of such shares as of the date of acceleration; and

•      accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding any portion of such payments of interest accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such shares and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each SPARQS upon a price event acceleration.

Antidilution adjustments:
The following replaces “Antidilution Adjustments” in the prospectus supplement for SPARQS in its entirety.

Antidilution Adjustments

The exchange ratio will be adjusted as follows:

1.      If BP ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange ratio will be will be proportionally adjusted; provided, however, that if (and to the extent that) BP or the depositary for the BP ADSs has adjusted the number of BP ordinary shares represented by each BP ADS so that the price of the BP ADSs would not be affected by such

September 2008	Page 5

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

stock split or reverse stock split, no adjustment to the exchange ratio shall be made.

2.      If BP ordinary shares are subject (i) to a stock dividend (issuance of additional BP ordinary shares) that is given ratably to all holders of BP ordinary shares or (ii) to a distribution of BP ordinary shares as a result of the triggering of any provision of the corporate charter of BP, then once the dividend has become effective and the BP ADSs are trading ex-dividend, the exchange ratio will be proportionally adjusted; provided, however, that if (and to the extent that) BP or the depositary for the BP ADSs has adjusted the number of BP ordinary shares represented by each BP ADS so that the price of the BP ADSs would not be affected by such stock dividend or stock distribution, no adjustment to the exchange ratio shall be made.

3.      If BP issues rights or warrants to all holders of BP ordinary shares to subscribe for or purchase BP ordinary shares at an exercise price per share less than the closing price of BP ordinary shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the exchange ratio will be proportionally adjusted; provided, however, that if (and to the extent that) BP or the depositary for the BP ADSs has adjusted the number of BP ordinary shares represented by each BP ADS so that the price of the BP ADSs would not be affected by such rights or warrants, no adjustment to the exchange ratio shall be made.

4.      There will be no adjustments to the exchange ratio to reflect cash dividends or other distributions paid with respect to BP ordinary shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  A cash dividend or other distribution with respect to BP ADSs will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for BP ADSs by an amount equal to at least 10% of the closing price of BP ADSs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in BP ADSs on the primary U.S. organized securities exchange or trading system on which the BP ADSs are traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to BP ADSs, the exchange ratio with respect to BP ADSs will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange ratio will equal the product of (i) the then current exchange ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the exchange ratio, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the BP ADSs will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per BP ADS of such Extraordinary Dividend minus the amount per BP ADS of the immediately preceding non-Extraordinary Dividend for BP ADSs or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per BP ADS of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on BP ADSs described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the exchange ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.      Any of the following shall constitute a “Reorganization Event”:  (i) BP ordinary shares are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by BP, (ii) BP has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) BP completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) BP is liquidated, (v) BP issues to all of its shareholders equity securities of an issuer other than BP (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) BP ordinary shares are the subject of a tender or exchange offer or going private transaction on all of the outstanding BP ordinary shares.  If any Reorganization Event occurs, in each case as a result of which the holders of BP ADSs receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the exchange ratio will be determined in accordance with the following:

(a)           if the BP ADSs continue to be outstanding, the BP ADSs (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect on the third

September 2008	Page 6

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Trading Day prior to the scheduled maturity date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)           for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the BP ADSs, the number of shares of the New Stock received with respect to one share of the BP ADSs multiplied by the exchange ratio for the BP ADSs on the trading day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled maturity date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)      if the combined value of the amount of Non-Stock Exchange Property received per BP ADS, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of BP ADSs is less than 25% of the closing price of the BP ADSs on the trading day immediately prior to the effective date of such Reorganization Event, a number of BP ADSs, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative closing prices of the BP ADSs and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the BP ADSs on the trading day immediately prior to the effective date of such Reorganization Event, based on such closing prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of the BP ADSs or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the exchange ratio in subparagraph (a) above and/or the New Stock exchange ratio in subparagraph (b) above, as applicable, or

(ii)      if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the closing price of the BP ADSs on the trading day immediately prior to the effective date relating to such Reorganization Event or, if the BP ADSs are surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the BP ADSs on the trading day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as BP; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the SPARQS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for BP.  Each Reference Basket Stock will be assigned a Basket Stock exchange ratio equal to the number of shares of such Reference Basket Stock with a closing price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the exchange ratio in effect for the BP ADSs on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS will be the sum of:

(x)if applicable, the BP ADSs at the exchange ratio then in effect or at our option, the cash value of such shares; and

(y)if applicable, for each New Stock, shares of such New Stock at the New Stock exchange ratio then in effect for such New Stock or at our option, the cash value of such shares; and

(z)if applicable, for each Reference Basket Stock, shares of such Reference Basket Stock at the Basket Stock exchange ratio then in effect for such Reference Basket Stock or at our option, the cash value of such shares.

September 2008	Page 7

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

In each case, the applicable exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be determined by the Calculation Agent on the third trading day prior to the scheduled maturity date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “the underlying stock” in the prospectus supplement for SPARQS under “Description of SPARQS—No Fractional Shares,” “Description of SPARQS—General Terms of the SPARQS—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in the prospectus supplement for SPARQS to “the underlying stock” shall be deemed to refer to the Exchange Property into which the SPARQS are thereafter exchangeable and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock exchange ratio(s) or Basket Stock exchange ratios resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five business days after the date of the Reference Basket Event.

In the event that BP or the depositary for BP ADSs elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of BP ordinary shares that are represented by each BP ADS, the exchange ratio on any trading day after the change becomes effective will be proportionately adjusted.

No adjustment to any exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be required unless such adjustment would require a change of at least 0.1% in the exchange ratio then in effect.  Adjustments to the exchange ratios will be made up to the close of business on the third trading day prior to the scheduled maturity date.

No adjustments to the exchange ratio or method of calculating the exchange ratio will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the BP ADSs, including, without limitation, a partial tender or exchange offer for the BP ADSs or BP ordinary shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange ratio, any New Stock exchange ratio or Basket Stock exchange ratio or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the exchange ratio, or to the method of calculating the amount payable upon exchange at maturity of the SPARQS made pursuant to paragraph 5 above, upon written request by any investor in the SPARQS.

Risk factors:	Please see “Risk Factors” on page 13.

September 2008	Page 8

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

General Information
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc., subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617483862
Minimum ticketing size:	20 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with us to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the yield on the deposit, and the remainder will be attributable to the contract fees, as described in the section of the accompanying prospectus supplement for SPARQS entitled “United States Federal Taxation — Tax Treatment of the SPARQS.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

Neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of BP ADSs should a holder receive BP ADSs at maturity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of BP ADSs.

In addition, neither we nor our counsel have undertaken to ascertain whether BP p.l.c. is treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code.  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor, including the possible application either of the PFIC rules under Sections 1291 - 1298 or of the “constructive ownership” rule under Section 1260 of the Code, if BP p.l.c. were to be treated as a PFIC.  U.S. Holders should refer to information filed with the SEC or another governmental authority by BP p.l.c. and consult their tax advisers regarding the possible consequences to them if BP p.l.c. is or becomes a PFIC.

Assuming the treatment of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  For this purpose, the amount realized does not include any amount attributable to accrued interest on the deposit and may not include any amount attributable to accrued contract fees.  Upon physical settlement of the terminable forward contract at maturity, the U.S. Holder will not recognize any gain or loss with respect to BP ADSs received.  Upon cash settlement of the terminable forward contract at maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received (excluding the final coupon payment on the SPARQS) and the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders generally will be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of an investment in the SPARQS.

September 2008	Page 9

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying BP ADSs or BP ordinary shares and in options contracts on the underlying BP ADSs or BP ordinary shares listed on major securities markets.  Such purchase activity could increase the price of the underlying BP ADSs, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying BP ADSs must close before you would receive for each SPARQS at maturity an amount of BP ADSs (or the cash value thereof) worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “Benefit Plan Investor Considerations” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 10

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	September 30, 2008
Maturity date:	October 20, 2009
Interest payment dates:	January 20, 2009, April 20, 2009, July 20, 2009 and the maturity date
Yield to call:	16% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$57.14 per SPARQS
Interest rate:	10% per annum
Discount factor:	1 / 1.16[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 16% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on April 20, 2009 (first call date)

Call price received:	$58.8110

Total amount received over the term of the SPARQS:	$61.9854

Call on May 30, 2009 (random interim call date)

Call price received:	$59.1539

Total amount received over the term of the SPARQS:	$62.9632

Call on October 20, 2009 (maturity date)

Call price received:	$60.4302

Total amount received over the term of the SPARQS:	$66.4616

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of April 20, 2009 based upon the hypothetical terms set forth above.

September 2008	Page 11

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of April 20, 2009 is $2.9839 ($1.6685 + $1.3154).
▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of April 20, 2009, the present value of the call price is $54.1561 ($57.14 – $2.9839).
▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of April 20, 2009, the call price is therefore $58.8110, which is the amount that, if paid on April 20, 2009, has a present value on the original issue date of $54.1561, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of April 20, 2009. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
September 30, 2008	($57.14)					0	0.00000	100.000%
January 20, 2009		$1.7459			$1.7459	110	0.30556	95.566%	$1.6685
Call date (April 20, 2009)			$1.4285		$1.4285	200	0.55556	92.085%	$1.3154
Call date (April 20, 2009)				$58.8110	$58.8110	200	0.55556	92.085%	$54.1561
Total amount received on the call date: $60.2395
Total amount received over the term of the SPARQS: $61.9854

1
The call price of $58.8110 is the dollar amount that has a present value of $54.1561, which has been discounted to the original issue date from the call date at the yield to call rate of 16% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $57.14 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1. 16[x], where x is years from original issue date to, and including, the applicable payment date.

September 2008	Page 12

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of BP ADSs has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning April 20, 2009, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 15 to 17% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 15 to 17% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of BP ADSs on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from BP ADSs.  Other factors that may influence the value of the SPARQS include: the volatility of BP ADSs, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on BP ADSs, the issuer’s creditworthiness and the occurrence of certain events affecting BP p.l.c. that may or may not require an adjustment to the exchange ratio.

▪
The SPARQS are subject to currency exchange rate risk. BP ADSs, which are quoted and traded in U.S. dollars, may trade differently from the ordinary shares of BP p.l.c., which are quoted and traded on the London Stock Exchange in British pounds.  Fluctuations in the exchange rate between the British pound and the U.S. dollar may affect the market price of the BP ADSs, which may consequently affect the market value of the SPARQS.  See “Information about the Underlying American Depositary Shares––Currency Exchange Rate Information” on page 18.

The exchange rates between the British pound and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the United Kingdom, the United States and other jurisdictions important to international trade and finance.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of BP ADSs times the exchange ratio on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

September 2008	Page 13

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in BP ADSs.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to BP ADSs.

▪
The SPARQS may become exchangeable into the American Depositary Shares or common stock of companies other than BP p.l.c.  Following certain corporate events relating to BP ADSs, you will receive, at maturity, either the common stock or American Depositary Shares of three companies in the same industry group as BP p.l.c. in lieu of, or in addition to, BP ADSs or the ordinary shares or American Depositary Shares of a successor corporation to BP p.l.c. or, at our option, the cash value of such shares.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting BP ADSs, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of BP ADSs payable at maturity, the market price of the SPARQS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the SPARQS.  Because the treatment of the SPARQS for U.S. federal income tax purposes is uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

September 2008	Page 14

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, including the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

▪
Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on NYSE Arca, Inc.  However, it is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying BP ADSs.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

▪
No affiliation with BP p.l.c.  BP p.l.c. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to BP p.l.c. in connection with this offering.

▪
Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade BP ADSs on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of BP ADSs on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of BP ADSs and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which BP ADSs must close before you would receive at maturity an amount of BP ADSs (or the cash value thereof) worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of BP ADSs at maturity and, accordingly, if the issuer has not called the SPARQS, the value of BP ADSs, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

▪
Morgan Stanley may engage in business with or involving BP p.l.c. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with BP p.l.c. without regard to your interests, and thus may acquire non-public information about BP p.l.c.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to BP p.l.c., which may or may not recommend that investors buy or hold BP ADSs.

September 2008	Page 15

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Information about the Underlying American Depositary Shares

BP p.l.c.  BP p.l.c. (NYSE: BP) is an oil and petrochemicals company that explores for and produces oil and natural gas, refines, markets and supplies petroleum products, generates solar energy, and manufactures and markets chemicals.

BP ADSs are registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by BP p.l.c. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-06262 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding BP p.l.c. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to BP ADSs or other securities of BP p.l.c.  The issuer has derived all disclosures contained in these preliminary terms regarding BP p.l.c. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to BP p.l.c.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding BP p.l.c. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of BP ADSs.

September 2008	Page 16

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Historical Information

The following table presents the published high and low closing prices of BP ADSs for 2005, 2006, 2007 and 2008 through August 22, 2008.  The closing price of BP ADSs on August 22, 2008 was $57.14.  The associated graph shows the closing prices for BP ADSs for each day from January 1, 2005 to August 22, 2008.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of BP ADSs as an indication of future performance.

(CUSIP 055622104)	High	Low	Dividends
2005
First Quarter	66.36	56.61	0.51
Second Quarter	64.70	58.45	0.51
Third Quarter	72.27	63.23	0.5355
Fourth Quarter	70.60	63.33	0.5355
2006
First Quarter	72.31	66.01	0.5625
Second Quarter	76.47	64.67	0.5625
Third Quarter	72.78	64.86	0.5895
Fourth Quarter	69.22	63.72	0.5895
2007
First Quarter	65.98	58.80	0.6195
Second Quarter	72.14	64.84	0.6195
Third Quarter	75.01	63.00	0.6495
Fourth Quarter	79.70	67.62	0.6495
2008
First Quarter	74.99	59.89	0.8115
Second Quarter	76.12	61.39	0.8115
Third Quarter (through August 22, 2008)	68.17	57.14	–

The issuer makes no representation as to the amount of dividends, if any, that BP p.l.c. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on BP ADSs.

BP ADSs Daily Closing Prices January 1, 2005 to August 22, 2008

September 2008	Page 17

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/British pound exchange rates for each quarter from January 1, 2003 through August 22, 2008.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  The historical exchange rates for the British pound should not be taken as an indication of future performance.

British pound Historical High, Low and Period End Exchange Rates January 1, 2003 through August 22, 2008 (expressed as units of British pound per U.S. dollar)
British pound	High	Low	Period End
2003
First Quarter	1.6552	1.5624	1.5827
Second Quarter	1.6853	1.5541	1.6546
Third Quarter	1.6691	1.5674	1.6618
Fourth Quarter	1.7858	1.6624	1.7858
2004
First Quarter	1.9047	1.7830	1.8462
Second Quarter	1.8572	1.7559	1.8203
Third Quarter	1.8730	1.7731	1.8120
Fourth Quarter	1.9467	1.7795	1.9181
2005
First Quarter	1.9291	1.8547	1.8905
Second Quarter	1.9193	1.7915	1.7915
Third Quarter	1.8444	1.7376	1.7643
Fourth Quarter	1.7845	1.7142	1.7230
2006
First Quarter	1.7875	1.7199	1.7372
Second Quarter	1.8946	1.7392	1.8483
Third Quarter	1.9079	1.8184	1.8721
Fourth Quarter	1.9816	1.8535	1.9588
2007
First Quarter	1.9813	1.9205	1.9678
Second Quarter	2.0087	1.9626	2.0087
Third Quarter	2.0626	1.9812	2.0472
Fourth Quarter	2.1075	1.9774	1.9850
2008
First Quarter	2.0335	1.9418	1.9837
Second Quarter	1.9979	1.9455	1.99
Third Quarter (through August 22, 2008)	2.0058	1.8527	1.8527

September 2008	Page 18

10% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of BP p.l.c.

British pound Historical High, Low and Period End Exchange Rates January 1, 2003 through August 22, 2008

The exchange rates between the British pound and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the United Kingdom, the United States and other jurisdictions important to international trade and finance.

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